Exhibit 10.10

OPERATING AGREEMENT

This Agreement dated as of the 5th day of April, 1990, by and between GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), and GREAT LAKES GAS TRANSMISSION COMPANY, a Delaware corporation (“GLGTC” or the “Operator”).

WITNESSETH:

WHEREAS, the Partnership was formed pursuant to a Limited Partnership Agreement effective as of April 5, 1990 (“Partnership Agreement”); and the purpose of the Partnership is to acquire, expand and operate an inter-state natural gas pipeline, now beginning at a point on the international border near Emerson, Manitoba and passing through the states of Minnesota, Wisconsin, and Michigan to points on the international border near Sault Ste. Marie and St. Clair, Michigan, to transport natural gas on behalf of various Shippers;

WHEREAS, GLGTC has owned and operated the facilities for over twenty years and has the experience and the staff required to efficiently carry on the operation of the Facilities after the transfer thereof to the Partnership;

WHEREAS, accordingly, pursuant to the Partnership Agreement, the Partnership has designated GLGTC as

Operator of the Facilities in accordance with and pursuant to the terms of this Agreement; and

WHEREAS, Operator is willing and able to assume such responsibilities on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the representations, covenants and premises hereinafter set forth, the Parties agree as follows:

1.             Definitions.

As used in this Agreement, the definitions used in the Partnership Agreement shall, except as specifically provided herein, have the same meanings in this Agreement. In addition, the following words and terms shall have the meanings set forth herein:

1.1.          Accounting Procedure. The accounting procedure set forth in Exhibit “A” hereto.

1.2.          Day. A period of twenty-four (24) consecutive hours commencing at noon Eastern Standard Time.

1.3.          Month. A period of time beginning on the first Day of a calendar month and ending at the same time on the first Day of the next succeeding calendar month.

1.4.          Year. Each twelve (12)-Month period beginning on the first Day of a calendar year and ending at the beginning of the first Day of the next calendar year; provided that the first year hereunder shall begin on the formation date of the Partnership and shall end at the beginning of the first Day of the following calendar year; and further provided that the last contract year shall end at the termination of this Agreement as provided for in Section 9.1 of this Agreement.

1.5.          Party. Partnership or Operator, and “Parties” shall mean both Partnership and Operator.

1.6.          Partnership. The Great Lakes Gas Transmission Limited Partnership and any successor entities thereto.

1.7.          Required Accounting Practice. The accounting rules and regulations, if any, at the time prescribed by the regulatory body or bodies under the jurisdiction of which the Partnership is at the time operating and, to the extent of matters not covered by such rules and regulations, generally accepted accounting principles as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Partnership.

2.             Relationship of the Parties.

2.1.          Appointment as Operator. Upon and subject to the terms and conditions of this Agreement, the Partnership hereby appoints GLGTC as the Operator of the Facilities and GLGTC hereby accepts such appointment and agrees to act pursuant to the provisions hereof.

2.2.          Operator’s Authority to Execute Contracts. Subject to the direction and prior approval of the Management Committee and subject to any procedures established by the Management

Committee, any contracts relating to Partnership business may be executed by the Operator on behalf of the Partnership.

Copies of all contracts entered into by the Operator which affect the Partnership or the Facilities shall be provided to the Partnership.

3.             Operator’s Design, Construction, Operation, Maintenance, and Administration Responsibilities.

3.1.          Operator’s Responsibilities. Subject to the provisions of the Partnership Agreement, and pursuant to the direction and supervision of the Management Committee, and subject to its prior approval, the Operator shall have the general responsibility for the design, construction, operation, maintenance, and repair of the Facilities, including any Incremental Expansion, and the administration of the business of the Partnership, as set forth herein:

3.1.1.       The Operator shall provide the labor, materials, supplies and supervision required for the operation and maintenance of the Facilities and shall provide administrative, management, liaison, and related services to the Partnership, including but not limited to accounting, administrative, construction, engineering, marketing, planning, public relations, personnel, purchasing, legal, treasury, repair, replacement, operational planning, budgeting, technical services, insurance administration, tax services, and regulatory matters.

3.1.2.       The Operator shall prepare, file and prosecute applications for regulatory and governmental authority required by the Partnership, and make on behalf of the Partnership periodic filings required of the Partnership by governmental or regulatory agencies having jurisdiction.

3.1.3.       The Operator shall prepare financing plans for the Partnership (but not for the individual Partners) and negotiate for financing commitments, if any, to be entered into by the Partnership for the financing of the operation or construction of any Facilities.

3.1.4.       The Operator shall maintain accurate accounting records in accordance with the Required Accounting Practice for the design, planning, construction, operation and maintenance of the Facilities, together with any information requested by the Partnership relating to such records.

3.1.5.       The Operator shall prepare proposed budgets and schedules for the review and approval of the Partnership pursuant to Section 5.2 of this Agreement.

3.1.6.       The Operator shall prepare financial statements as required and when directed by the Management Committee.

3.1.7.       The Operator shall cause any proposed incremental Expansion to be designed and constructed in accordance with the requirements of all federal, state, or other governmental agencies having jurisdiction, including but not limited to the requirements of the United States Department of Transportation set forth in 49 CFR Part 192, and in accordance with sound and prudent natural gas pipeline industry practices and provide or cause to be provided such appropriate supervisory, audit, administrative, technical and other services as may be required.

3.1.8.       The Operator shall assist the Partnership in the preparation of tax returns required of the Partnership and pay such taxes as are required and approved to be paid by the Partnership.

3.1.9.       The Operator shall maintain custody of funds, notes, drafts, acceptances, commercial paper and other securities belonging to the Partnership; keep funds belonging to the Partnership on deposit in one or more banking institutions selected by the Management Committee; and disburse such funds; provided that the Partnership’s funds shall not be commingled with funds belonging to the Operator.

3.1.10.     The Operator shall negotiate service agreements with counsel, Certified Public Accountants, and financial and other consultants.

3.1.11.     The Operator shall supervise, negotiate and administer contracts and the Partnership’s service agreements and tariffs, including, but not limited to, preparation and collection of all bills for services rendered thereunder and payment of all bills for services received.

3.1.12.     The Operator shall make reports to and consult with the Management Committee regarding all duties, responsibilities and actions of the Operator under this Agreement in the form and at the times requested by the Management Committee.

3.1.13.     The Operator shall prepare and negotiate in the name of and on behalf of the Partnership rights-of-way, land in fee, permits and contracts necessary for planning, construction, operation and maintenance of the Facilities; resist the perfection of any involuntary liens against Partnership property and, to the extent permitted by law, hold Partnership property free of all involuntary liens.

3.1.14.     The Operator shall make reports to . the Partnership of all non-routine occurrences that the Operator determines may have a significant adverse impact upon the operation of the Facilities.

3.1.15.     The Operator shall promptly make any and all repairs of a non-routine nature to the Facilities as may be required, provided that repairs requiring unbudgeted expenditures in excess of $500,000 shall not be made without the prior approval of the Management Committee except in emergencies, in which case the Operator shall promptly take all required remedial action and shall notify the Partnership as soon as practicable of the nature of the emergency and the actions taken and to be taken.

3.1.16.     Except as otherwise provided by applicable governmental regulations, or as directed by the Management Committee, the Operator shall retain all charts, records, books of account, Partnership Tax Returns, plans, designs, studies and reports and other documents related to the design, construction, operation and maintenance of the Facilities for a period of a least three (3) years from the date of completion of the activity to which such records relate.

3.1.17.     The Operator shall perform such other duties as are requested by the Management Committee or as are necessary or appropriate to discharge the Operator’s responsibilities under this Agreement.

3.2.          Operator’s Right To Request Instructions From Management Committee. The Operator may at any time, if it reasonably deems it to be necessary or appropriate, request instructions from the Management Committee with respect to any matter contemplated by this Agreement and may defer action thereon pending the receipt of such instructions. The Operator shall be fully protected in acting in accordance with the instructions of the Management Committee or in omitting to act pending the receipt of such instructions, and shall have no liability for any act in good faith in compliance therewith, or for its good faith failure to act pending receipt thereof.

4.             Employees, Consultants and Subcontractors.

4.1.          Operator’s Employees, Consultants and Sub-contractors.

The Operator shall employ or retain and have supervision over the Persons (including consultants and professional service or other organizations) required by the Operator to perform its duties and responsibilities hereunder in an efficient and economically prudent manner. The Operator shall pay all reasonable expenses in connection therewith, including compensation, salaries, wages, overhead, administrative expense, and fees incurred by Operator and its Affiliates, and, if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses. The compensation to be paid to and other employee benefits (including without limitation retirement plans, life, health, accident and other insurance coverages and insurance programs) provided to the Operator’s employees shall be determined by the Operator. All necessary or appropriate expenses incurred by the Operator pursuant to this Section shall be reimbursed to the Operator by the Partnership as provided in the Accounting Procedure.

4.2.          Affiliates of Operator or Partners. The Operator shall be authorized to utilize, as it deems necessary, the services of its corporate Affiliates, provided that such services are utilized under contracts on terms materially no less favorable to the Partnership than those prevailing at the time for comparable services of unaffiliated independent parties.

4.3.          Standard for Operator and its Employees. The Operator shall perform its services and carry out its responsibilities hereunder and shall require all of its employees and contractors, subcontractors, and materialmen furnishing labor, material or services for the construction, operation and maintenance of the Facilities to carry out their responsibilities, in accordance with sound, workmanlike and prudent practices of the gas pipeline industry and in compliance with all material laws, statutes, ordinances, safety codes, regulations and rules of governmental authorities having jurisdiction.

4.4.          Equal Employment Opportunity. The Operator will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin or because he or she is a disabled veteran or veteran of the Vietnam era or because of physical or mental handicaps in regard to any position for which he or she is qualified and will comply with the provisions of 41 CFR §60-1.4(a)(l)-(7), 41 CFR §60-250.4(a)-(m) and 41 CFR §60-741.4(a)-(f), all of which are incorporated herein by reference.

5.             Financial and Accounting.

5.1.          Accounting and Compensation.

5.1.1.       The Operator shall keep a full and complete account of all costs, expenses and expenditures incurred by it in connection with its obligations and performance hereunder in the manner set forth in the Accounting Procedure.

5.1.2.       The Operator shall be reimbursed by the Partnership for all necessary or appropriate costs, expenses and expenditures paid by it pursuant to this Agreement and in connection with its duties and obligations hereunder in the manner set forth in the Accounting Procedure.

5.2.          Budgets. Each December, the Operator shall submit for approval of the Management Committee operating and capital budgets which the Operator anticipates for the ensuing

Year, including such supporting documentation and data as the Management Committee may require. Except as the Management Committee may otherwise direct, the budgets approved by the Partnership and then in effect shall constitute authorization of the Operator to incur the expenditures contained in any such budget and to incur expenditures of up to one million dollars in excess of the amount set forth in any such budget. The Operator shall inform the Management Committee of any facts that the Operator believes may increase any such budget in excess of one million dollars.

5.3.          Disputed Charges. The Partnership may, within the time provided in the Accounting Procedure, take written exception to any bill or statement rendered by the Operator for any expenditure or any part thereof, on the ground that the same was not a reasonable, authorized, and proper cost incurred by the Operator in connection with the design, construction, operation, maintenance, or administration of the Facilities or its other duties and responsibilities as Operator hereunder. The Partnership shall nevertheless pay in full when due the amount of all statements submitted by the Operator. Such payment shall not be deemed a waiver of the right of the Partnership to recoup any contested portion of any bill or statement. However, if the amount as to which such written exception is taken or any part thereof is ultimately determined not to be a reasonable, authorized, and proper expense incurred by the Operator hereunder, such amount or portion thereof (as the case may be) shall be refunded by the Operator to the Partnership together with interest thereon at a rate (which in no event shall be higher than the maximum rate permitted by applicable law) equal to the rate designated by Citibank, N.A. from time to time as its prime rate during the period from the date of payment by the Partnership to the date of refund by the Operator.

5.4.          Audit and Examination. Any Partner(s), the Partnership or their designated representatives (including in the case of the Partnership representatives from each Partner), after fifteen (15) Days’ notice in writing to the Operator, shall have the right during normal business hours to audit or examine, at the expense of the Person (Partner(s) or Partnership) conducting the audit or examination, all books and records of the Operator as well as the relevant books of account of the Operator’s contractors relating to the design, construction, operation, maintenance, and repair of the Facilities and the administrative services provided under this Agreement; provided, however, that the total number of full audits commenced in any Year shall not exceed one. Such right shall include the right to meet with the Operator’s internal and independent auditors to discuss matters relevant to the audit or examination. The Partnership shall have two (2) Years after the close of a Year in which to make an audit of the Operator’s records for such Year; provided, however, that any audits relating to construction costs may be made up to twenty-four (24) Months after the date of completion. Absent fraud or intentional concealment or misrepresentation by the Operator or its employees, and except for any adjustments which may arise from FERC compliance audits, the Operator shall neither be required nor permitted to adjust any item unless a claim therefor is presented or adjustment is initiated within two (2) Years after the close of the Year in which the statement therefor is rendered, and in the absence of such timely claims or adjustments, the bills and statements rendered shall be conclusively established as correct; provided, however, this shall not prevent adjustment resulting from physical inventory of the Facilities and other Partnership property or audit adjustments relating to construction costs incurred as set forth in this Section 5.4.

6.             Agent.

6.1.          Agent. In performing services pursuant to this Agreement, the Operator shall be an agent of the Partnership.

7.             Intellectual Property and Confidentiality.

7.1.          Inventions and Copyrights. Any: (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material developed by the Operator or its employees while engaged exclusively in the performance of services under this Agreement shall, unless otherwise directed, be assigned to the Partnership, which shall have the exclusive right to the exploitation thereof.

7.2.          Confidentiality. Because the information and knowledge gained during the performance of services under this Agreement may consist of valuable proprietary information, the misuse or disclosure of which could cause substantial damage to the Partnership, any and all information obtained by the Operator in performance of its obligations under this

Agreement shall be held in strict confidence by the Operator, its employees or agents except as needed to comply with the purposes of this Agreement. Where appropriate, any contracts entered into by the Operator related to its obligations under this Agreement shall contain a provision which similarly restricts the use and disclosure of such information.

8.             Indemnification, Litigation, Insurance and Liability.

8.1.          Partnership’s Indemnity.

8.1.1.       The Partnership shall indemnify and save harmless the Operator and its directors, officers, agents and employees against all litigation, actions, claims, demands, debts and liabilities, and any costs including without limitation reasonable legal fees and expenses incurred in connection therewith, (to the extent only that such litigation, actions, claims, demands, debts and liabilities are not satisfied by insurance carried pursuant to Section 8.2.1 below) arising out of the acts (or failure to act) of the Operator, its directors, officers, agents and employees in good faith and reasonably believed by the Operator, its directors, officers, agents and employees to be within the scope of the Operator’s authority under this Agreement, including actions, claims, demands, costs and liabilities resulting from the negligence (but not the gross negligence or willful misconduct) of the Operator, its directors, officers, agents and employees, and the Operator, its directors, officers, agents, and employees shall not be liable for any obligations, liabilities, or commitments incurred by or on behalf of the Partnership as a result of any such acts (or failure to act).

8.1.2.       Any and all claims, damages or causes of action against the Partnership in favor of anyone other than the Operator arising out of the design, construction, operation, maintenance, and repair of the Facilities and the administrative services provided under this Agreement that are not covered by insurance as per Section 8.2 of this Agreement shall be settled or litigated and defended by the operator in accordance with its best judgment and discretion when (i) the amount involved is less than a ceiling amount to be established by the Management Committee; (ii) no injunctive or similar relief is sought; and (iii) no criminal sanction is sought; otherwise, such decision shall be made by the Management Committee, and any settlement or defense thereof shall be controlled by the Management Committee.

8.2.          Insurance.

8.2.1.       The operator shall carry and maintain, as approved by the Management Committee, insurance which it reasonably deems adequate to protect the Operator, its directors, officers, agents and employees against all actions, claims, demands, costs and liabilities arising out of the negligence of the operator, its directors, officers, agents and employees in connection with the duties and responsibilities of the operator hereunder. The Operator shall, subject to the approval of the Management Committee, carry and maintain such other insurance for the benefit of the Partnership and the Operator and require contractors, subcontractors or consultants to carry and to maintain insurance, as directed by the management Committee, (i) to protect the Partnership and the Operator and (ii) to satisfy any other requirement of the law.

8.2.2.       Insurance maintained by the Operator pursuant to Section 8.2.1 of this Agreement shall be a reimbursable cost pursuant to Section 5 of this Agreement.

8.2.3.       The Operator may carry and maintain such other insurance for its own account as it may deem necessary.

8.2.4.       With respect to claims and losses for damage, injury or destruction of property that is a part of the Facilities, which property is covered by insurance other than insurance provided for in Section 8.2.1 of this Agreement, it is agreed that neither the Operator nor the Partnership or any of its Partners shall have any rights of recovery against one another, nor against Affiliates of either, nor the insurers of any of them, and their rights of recovery are mutually waived. All such policies of insurance purchased to cover the Facilities or any part thereof, or the operation (in any respect) of the Facilities or any part thereof, or any gas transported or handled therein, shall be endorsed properly to effectuate this waiver of recovery; provided, however, that if the Partnership, any of the Partners, or the Operator is unable, despite its best efforts, to obtain such an endorsement, then the other Parties may waive or appropriately modify this requirement.

8.3.          Limitation of Liability. Any claim of the Operator against the Partnership which may arise hereunder shall be made only against the assets of the Partnership, and all rights to proceed against the Partners and the assets of the Partners, other than their interests in the Partnership, as a result of any such claim or any obligation arising therefrom, are hereby expressly waived. The operator shall endeavor to include a similar provision in all contracts entered into by the Operator pursuant to this Agreement.

9.             Term.

9.1.          Term. This Agreement shall be effective as of April _, 1990 and shall continue until the Partnership is dissolved in accordance with the Partnership Agreement; provided that this Agreement may be terminated by the Management Committee by giving 24-month’s prior written notice to the Operator.

10.           Accounting and Taxes.

10.1.        Consistent with the Partnership Agreement. The accounting and tax service provided by the Operator shall be consistent with the applicable provisions of the Partnership Agreement. Matters of tax policy for the Partnership shall be the responsibility of, and ultimately determined by, the Management Committee in accordance with the Partnership Agreement.

11.           Law of the Contract.

11.1.        Law of the Contract. This Agreement shall be construed and interpreted under the laws of the State of Delaware, without regard to the principles of conflicts of laws.

12.           Force Majeure.

12.1.        Effect of Force Majeure. In the event that either the Partnership or the operator is rendered unable, by reason of an event of force majeure, as defined herein, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then upon such Party’s giving notice and full particulars of such event as soon as practicable after the occurrence thereof, the obligations of both Parties, except for unpaid financial obligations arising prior to such event of force majeure, shall be suspended to the extent and for the period of such force majeure condition.

12.2.        Nature of Force Majeure. The term “force majeure” as employed in this Agreement shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrests and restraint of people, interruptions by government or court orders, present and future valid orders, decisions or rulings of any government or regulatory entity having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, breakage or accident to machinery or lines of pipe, freezing of pipelines, inability to obtain or delays in obtaining easements or rights-of-way, the making of repairs or alterations to pipelines or plants, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure.

12.3.        Resumption of Normal Performance. Should there be an event of force majeure affecting performance hereunder, the Parties shall cooperate to take all reasonable steps to remedy such event with all reasonable dispatch to insure resumption of normal performance.

12.4.        Strikes and Lockouts. Settlement of strikes and lockouts shall be entirely within the discretion of the party affected, and the requirement in Section 12.3 of this Agreement that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.

13. General.

13.1.        Effect of Agreement. This Agreement reflects the whole and entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. This Agreement can be amended, restated or supplemented only by the written agreement of the Operator and the Partnership.

13.2.        Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given upon hand delivery or on the first business day following delivery to a nationally recognized United States or Canadian overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, or on the third business day following delivery to the United States or Canadian Postal Service as certified or registered mail, return receipt requested, postage prepaid, if addressed to the Partnership and the Operator as set forth below, or when telecopied or sent by facsimile transmission to the numbers designated in writing by the Partnership and the Operator to be followed within three (3) business days by delivery of such communications:

13.2.1.     If to the Operator, to: Secretary, Great Lakes Gas Transmission Company, 2100 Buhl Building,

Detroit, Michigan 48226, or such other person and/or address as may be designated from time to time by written notice to the Partnership.

13.2.2.     If to the Partnership, to each of the Partners as set forth in the Partnership Agreement or to such other Person and/or address as may be designated from time to time by any Partner by written notice to the Operator. Any Partner may request that additional copies of notices be given to an Affiliate of such Partner at such address as is designated by such Partner by written notice to the Operator; provided, however, that any failure to give such notice shall not affect the validity of any notice given to any Partner or the Partnership in accordance with this Section 13.2. The Operator agrees to give such notice to any such Affiliate.

13.3.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.4.        Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.5.        Waiver. No waiver by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of any Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one Party shall constitute a waiver of such right by the other Party except as may otherwise be required by law with respect to Persons not parties hereto. The failure of one Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

13.6.        Assignability. This Agreement shall not be assigned by either the Partnership or the operator, without the written consent of the other, which consent shall not be unreasonably withheld by either Party. Any assignment hereunder shall be effective on the first Day of the month following the month during which the assignment is completed. This Agreement and all of the obligations and rights herein established shall extend to and be binding upon and shall inure to the benefit of the respective successors and assigns of the respective Parties hereto.

13.7.        References to Money. All references in this Agreement to, and transactions hereunder in, money shall be to or in Dollars of the United States of America.

13.8.        Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by law.

13.9.        Third Persons. Except as contemplated herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a Party hereto any rights or remedies under or by reason of this Agreement.

13.10.      Laws and Regulatory Bodies. This Agreement and the obligations of the Parties hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

13.11.      Remedies Cumulative. Remedies provided under the provisions of this Agreement shall be cumulative and shall be in addition to the remedies provided by law or in equity.

13.12.      Approval of Partnership. Unless otherwise specified, when the approval or other action of the Partnership is required under this Agreement such requirement shall be deemed to require approval of the Management Committee.

13.13.      Operator’s Office. Operator may select the location of its office or offices to perform its obligations hereunder.

13.14.      Section Numbers. Unless otherwise indicated, references to Section numbers are to Sections of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of this 5th day of April, 1990.

OPERATOR
GREAT LAKES GAS TRANSMISSION COMPANY

/s/ John K. Archambault
By: John K. Archambault.- its president
and Chief Executive Officer

GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP

TRANSCANADA GL, INC., GENERAL PARTNER

By:	/s/ Mitchell T. G. Graye

Its:	Vice President

EXHIBIT A
TO
OPERATING AGREEMENT
ACCOUNTING PROCEDURE

ARTICLE I

General Provisions

1.01 Statements and Billings. The Operator shall bill the Partnership on the first day of each month or as soon as possible thereafter for the estimated costs and expenses for the month and any adjustment which may be necessary to correct prior estimated billings to actual. Such bills will be summarized by appropriate classifications indicative of the nature thereof.

1.02 Payment by Partnership. The Partnership shall pay all bills presented as provided in the Operating Agreement on or before the 15th day after the billing date. If payment is not made within such time, the unpaid balance shall bear interest until paid at a rate (which in no event shall be higher than the maximum rate or rates permitted by applicable law) equal to the rate designated by Citibank, N.A. from time to time as its prime rate; provided, however, that if employees of the Operator are responsible for writing the

Partnership’s checks and the Partnership has sufficient funds to make payment, no interest charge shall be imposed for late payment. Payment by or on behalf of the Partnership shall not be deemed a waiver of the right to recoup any amount in question.

1.03 Adjustments. Payment of any bills shall not prejudice the right of the Partnership to protest or question the correctness thereof; provided, however, that, absent fraud or intentional concealment or misrepresentation by the Operator or its employees, all bills and statements rendered to the Partnership by the operator during any calendar year shall conclusively be presumed to be true and correct after 24 months following the end of any such calendar year, unless prior to the end of said 24-month period the Partnership takes written exception thereto and makes claim on the Operator for adjustment; provided, however, this shall not prevent adjustment resulting from FERC Compliance Audits or the physical inventory of the Facilities and other Partnership property, and any adjustments relating to construction costs may be made up to 24 months after the date of completion. No adjustment favorable to the

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Operator shall be made unless it is made within the same prescribed period.

1.04 Financial Records. The Operator shall maintain accurate books and records in accordance with the Required Accounting Practice covering all of the Operator’s actions under this Operating Agreement.

ARTICLE II

Capital Items

Except for items included in a previously approved budget, prior to the acquisition of any property, real or personal, costing more than a ceiling amount to be established by the Management Committee in the name or on behalf of the Partnership which under the accounting rules and regulations, if any, at the time prescribed by the regulatory body or bodies under the jurisdiction of which the Partnership is at the time operating, might be capitalized, the operator shall prepare and submit to the Partnership a forecast of the cost of all such property. Upon approval of such forecast by the Partnership (including approval of the proposed purchase), the Operator shall have authority to purchase such property in the Partnership’s name without further approval or action by the Partnership. To the extent the Operator owns property necessary or desirable

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for the operation and maintenance of the Facilities that: (i) under the accounting rules and regulations, if any, prescribed by the regulatory body or bodies under the jurisdiction of which the Partnership is at the time operating, might be capitalized, (ii) the Operator in its sole discretion is willing to transfer for consideration to the Partnership, and (iii) can be transferred by the Operator to the Partnership free and clear of all prior liens and encumbrances, the Operator, if approved by the management Committee, may so transfer such property to the Partnership and charge the Partnership the net book value thereof as reflected on the books of the Operator on the date of transfer.

ARTICLE III

Costs, Expenses and Expenditures

Subject to the limitations hereinafter prescribed and the provisions of the Operating Agreement to which this Accounting Procedure is an exhibit, the Operator shall charge the Partnership for all necessary or appropriate costs and expenses incurred by the Operator in connection with the planning, design, construction, engineering, operation, maintenance, or repair of the Facilities, including any Incremental Expansion, and the administration of the services

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provided for under the Operating Agreement, (hereinafter collectively referred to as “Operation of the Facilities”), including but not limited to the following items:

3.01 Rentals. All rentals paid by the Operator.

3.02 Labor, Administrative and General Costs.

(a)             Salaries and wages of employees of the operator directly engaged in connection with the Operation of the Facilities; amounts paid as salaries and wages of others temporarily employed in connection with the operation of the Facilities; and salaries and wages of the Operator’s personnel who render services with respect to the Operation of the Facilities including, but not limited to, accounting, administrative, construction, engineering, marketing, planning, public relations, personnel, purchasing, legal, treasury, repair, replacement, operational planning, budgeting, technical services, insurance administration, tax services and regulatory matters. Such salaries and wages shall be loaded to include the Operator’s actual cost of holiday, vacation, sickness and jury service benefits and other customary allowances for time not worked paid to persons

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whose salaries and wages are chargeable under this subsection 3.02(a).

(b)             Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to salaries, wages and costs chargeable under Subsection 3.02(a) above, including but not limited to FICA taxes and federal and state unemployment taxes.

(c)             Expenditures made by the Operator for the cost of plans for employers, group life insurance, hospitalization, disability, pension, retirement, savings and any other benefit plans, which are applicable to the personnel whose salaries and wages are chargeable under subsection 3.02(a) above.

3.03 Reimbursable Expenses of Employees. Reasonable personal expenses of employees whose salaries and wages are chargeable under Section 3.02(a) hereof. As used herein, the term “personal expenses” shall mean the usual out-of-pocket expenditures incurred by employees in the performance of their duties and for which such employees are reimbursed. The Operator shall maintain documentation for such expenses in accordance with the standards of the Internal Revenue Service.

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3.04 Material, Equipment and Supplies. It is contemplated that all material, equipment and supplies will be owned by the Partnership and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient and economical operation, only such material shall be obtained for the Facilities as may be required for immediate use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, the Operator shall take advantage of discounts available by early payments and pass such benefits on to the Partnership. Material, equipment and supplies furnished by the Operator, if any, shall be priced at cost plus the operator’s actual carrying costs as approved by the Management Committee in its most recent budget.

3.05 Transportation. Transportation of employees, equipment and material and supplies necessary for the operation of the Facilities. It is anticipated that transportation equipment used by the Operator will be owned by the Partnership; provided, however, any automobiles, airplanes and trucks owned or obtained by the Operator from the Operator’s Affiliates or through contracts with others and approved for use for the operation of the Facilities will be billed to the

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Partnership at reasonable rates based on the Operator’s actual costs.

3.06 Services.

(a)             The cost of contract services and utilities procured from outside sources.

(b)             Use and services of vehicles, equipment and facilities furnished by the Operator as provided in Section 3.05 hereof.

3.07 Legal Expenses and Claims. All costs and expenses of handling, investigating and settling litigation or claims arising by reason of the Operation of the Facilities or necessary to protect or recover any Facilities’ property, including, but not limited to, attorney’s fees, court costs, costs of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims. The Operator shall credit the Partnership for judgments received or amounts received in settlement of litigation, with respect to any claim asserted on behalf of the Partnership.

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3.08 Taxes. All taxes (except those measured by income) of every kind and nature assessed or levied upon or incurred in connection with the Operation of the Facilities or on the Facilities or other property of the Partnership and which taxes have been paid by the operator for the benefit of the Partnership, including charges for late payment arising from extensions of the time for filing which is caused by the Partnership, or which results from the operator’s good faith efforts to contest the amount or application of any tax.

3.09 Insurance. Net of any returns, refunds, or dividends, all premiums paid and expenses incurred for insurance required to be carried under the operating Agreement for the benefit of the Operator and/or Partnership.

3.10 Permits, Licenses and Bond. Cost of permits, licenses and bond premiums necessary in the performance of the Operator’s duties.

3.11 Filing Fees. All regulatory filing fees (if any) paid by the Operator related to application(s) for authority to construct and operate the Facilities, including any Incremental Expansions.

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